UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 16, 2005

SBA Communications Corporation

(Exact Name of Registrant as Specified in Its Charter)

Florida	000-30110	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5900 Broken Sound Parkway N.W. Boca Raton, Florida	33487
(Address of Principal Executive Offices)	(Zip Code)

(561) 995-7670

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 16, 2005, SBA Senior Finance, Inc. (“SBASF”), an indirect wholly-owned subsidiary of SBA Communications Corporation (including its subsidiaries, “SBA” or the “Company”), entered into a Second Amendment to the Amended and Restated Credit Agreement dated as of January 30, 2004, amending its $400 million senior secured credit facility (the “credit facility”), among SBA Senior Finance, Inc., as borrower, the lenders from time to time parties thereto, Lehman Brothers Inc. and Deutsche Bank Securities Inc., as Joint Advisors, Joint Lead Arrangers and Bookrunners, Lehman Commercial Paper Inc., as Administrative Agent, General Electric Capital Corporation as Co-Lead Arranger and Co-Syndication Agent, and TD Securities (USA) Inc., as Documentation Agent.

The credit facility consists of a $75 million revolving credit facility and a $325 million term loan. The amendment reduces the interest rate on the facility. As amended, loans under the credit facility will accrue interest at either the Eurodollar rate plus a spread of 225 basis points or the Base Rate (as defined in the credit facility) plus a spread of 125 basis points. Prior to the amendment, the credit facility provided for interest to accrue at either the Eurodollar rate plus a spread of 275 basis points or the Base Rate (as defined in the credit facility) plus a spread of 175 basis points. The Second Amendment is attached hereto as Exhibit 10.46 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.46	Second Amendment, dated as of June 16, 2005, to the Amended and Restated Credit Agreement, dated as of January 30, 2004, among SBA Senior Finance, Inc., as borrower, the lenders from time to time parties thereto, Lehman Brothers Inc. and Deutsche Bank Securities Inc., as Joint Advisors, Joint Lead Arrangers and Bookrunners, Lehman Commercial Paper Inc., as Administrative Agent, General Electric Capital Corporation as Co-Lead Arranger and Co-Syndication Agent, and TD Securities (USA) Inc., as Documentation Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 16, 2005	SBA COMMUNICATIONS CORPORATION
/s/ Anthony J. Macaione
Anthony J. Macaione
Chief Financial Officer